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                                                                     EXHIBIT 3.3


            FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                    JNI CORP.

                JNI Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                1. The name of the Corporation is JNI Corp., the corporation was originally incorporated under the name "Jaycor Networks, Inc.", and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 30, 1997.

                2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

                3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

"FIRST: The name of the Corporation is JNI Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

A. Classes of Stock. The Corporation is authorized to issue a total of one hundred thirty-five million (135,000,000) shares of stock in two classes, designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock that the Corporation shall have authority to issue is thirty five million (35,000,000) par value one-tenth of one cent ($.001) per share, and the total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred million (100,000,000), par value one-tenth of one cent ($.001) per share.

B. Reverse Stock Split. At the effective time of this Certificate of Incorporation and without further action on the part of the Corporation or the holders of Common Stock, each one (1) share


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of Common Stock of the Corporation outstanding or held in treasury immediately prior thereto shall be changed and converted into seven tenths (.70) of a share of fully paid and nonasessable Common Stock of the Corporation, and at such time each holder of record of Common Stock, shall, without further action, be and become the holder of seven tenths (.70) of a share of Common Stock for each one
(1) share of Common Stock held of record immediately prior thereto.

C. Series of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of thirty million (30,000,000) shares and shall be designated and known as "Series A Preferred Stock." The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

D. Rights, Preferences, Privileges and Restrictions. The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

        1. Dividends. The holders of record of the Series A Preferred Stock shall be entitled to receive cash dividends at an annual rate of eleven cents ($0.11) per share, such dividends to be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. No dividends or other distributions shall be made with respect to Common Stock, until all dividends on the Series A Preferred Stock have been paid or set apart. The right to such dividends on Series A Preferred Stock shall not be cumulative; and no rights to such dividends shall accrue to holders of the Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any year. The holders of Series A Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors, independent contractors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons. After the holders of the Series A Preferred Stock have received their dividend preference as set forth above, any additional dividends or distributions declared by the Board of Directors out of funds legally available thereto shall be distributed among all holders of shares of Common Stock, together with holders of Series A Preferred Stock, pari passu, in proportion to the number of shares of Common Stock which would have been held by each such holder if all shares of Series A Preferred Stock were converted into shares of Common Stock at the then effective Conversion Price (as defined below).


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        2.      Preference on Liquidation.

                a. Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, distributions to the holders of shares of Common Stock and shares of Preferred Stock shall be made as follows:

                        i) The holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, before any payment shall be made in respect of the Corporation's shares of Common Stock, an amount equal to $0.47 (the "Series A Liquidation Preference") for each share of Series A Preferred Stock then held, plus all declared and unpaid dividends thereon to the date fixed for distribution, as adjusted to reflect any stock splits, stock dividends, or other recapitalizations. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled as set forth above, the holders of the Series A Preferred Stock shall receive a proportionate percentage pro rata distribution of assets according to the amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of shares of Common Stock, together with the holders of Series A Preferred Stock, pari passu, in proportion to the number of shares of Common Stock which would have been held by each such holder if all shares of Series A Preferred Stock were converted into shares of Common Stock at the then effective Conversion Price.

                b. Deemed Liquidations, Dissolutions. The merger or consolidation of the Corporation into or with any other corporation or corporations in which the stockholders of this Corporation shall own less than a majority of the voting securities of the surviving corporation, or the sale, transfer, or assignment of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 2. Any securities to be delivered to the holders of the Series A Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued (for purposes of this Section 2 only) as follows:

                        i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                        ii) If actively traded over-the counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                        iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and all holders of outstanding


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shares of Series A Preferred Stock, provided that if the Corporation and the holders of outstanding shares of Series A Preferred Stock are unable to reach agreement, then the value shall be determined by an independent appraisal by an investment banker hired and paid for by the Corporation.

        3. Voting. Except as required by law or as otherwise set forth herein, the Series A Preferred Stock shall be voted together, and not separately as a class, with the Corporation's shares of Common Stock at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's shares of Common Stock, subject to the following:

                a. Number of Votes. Each holder of Series A Preferred Stock shall be entitled to such number of votes equal to the whole number of shares of Common Stock of the Corporation into which the holder's Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting, or, if no record date is established, at the date such vote is taken, or on the effective date of any such written consent.

                b. Election of Directors. The holders of the outstanding shares of Preferred Stock and shares of Common Stock, voting together as a single class, shall elect all directors of the Board of Directors.

        4. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

                a. Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock of the Corporation, at the option of the holder thereof at any time after the date of issuance of such share, exercised by delivery of a written notice to the Secretary of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $0.47 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Upon the filing of this Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the "Conversion Price" per share of Series A Preferred Stock shall be $0.47. The Conversion Price per share shall be subject to adjustment as set forth in
Section 3(e).

                b.      Automatic Conversion.

                        i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock for the account of the Corporation to the public and resulting in aggregate gross offering proceeds to the Corporation (before expenses, discounts or commissions) of at least $7,500,000 and at a purchase price of not less than $1.00 per share (as adjusted to reflect stock splits, stock dividends, or other


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recapitalizations). In the event of such an offering, the persons(s) entitled to receive the shares of Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted until immediately prior to the closing of such public offering.

                        ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the vote or written consent of the holders of at least fifty percent (50%) of the authorized shares of Series A Preferred Stock outstanding.

                c. Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation's Secretary, and shall give written notice to the Corporation at such office that such holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to subsection 4(b)(i) above) and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder or to the holder's nominee, certificates for the full number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the date of such surrender of the Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to subsection 4(b) above, such conversion shall be deemed to have been made immediately prior to the closing of the public offering) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

                d. Fractional Shares. In lieu of any fractional shares of Common Stock to which a holder of Series A Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one Common Share as determined by the Board.

                e. Adjustment of Conversion Price. The Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                        i) Issuance of Additional Stock Below Purchase Price. If the Corporation shall issue, after the date upon which any shares of Series A Preferred were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(e)(i), unless otherwise provided in this Section 4(e)(i).

                                (1)     Adjustment Formula. Whenever the
Conversion Price is adjusted pursuant to this Section 4(e)(i), the new Conversion Price shall be determined by


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multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(e)(i)(5) below but shall not include shares owned or held by or for the account of the Corporation.

                                (2)     Definition of "Additional Stock." For
purposes of this Section 4(e)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(e)(i)(5) by the Corporation after the Purchase Date) other than

                                        (a)     Common Stock issued pursuant to
a transaction described in Section 4(e)(ii) hereof.

                                        (b)     Shares of Common Stock issued to
employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or other employee incentive benefit plan approved by the Board of Directors of the Corporation.

                                        (c)     Warrants to purchase shares of
Preferred Stock or Common Stock, issued or granted to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved in each case by the Board of Directors of the Corporation.

                                        (d)     Shares of Common Stock issued or
issuable upon conversion of the Series A Preferred Stock, and

                                        (e)     Shares of Common Stock issued or
issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

                                (3)     No Fractional Adjustments. No adjustment
of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                                (4)     Determination of Consideration. In the
case of the issuance of Common Stock or other securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other


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expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock or other securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment and without deduction of any expenses incurred or commissions or concessions paid or allowed by the Corporation in connection therewith.

                                (5)     Deemed Issuance of Common Stock. In the
case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(e)(i):

                                        (a)     The aggregate maximum number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(e)(i)(4), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                        (b)     The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(e)(i)(4)).

                                        (c)     In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but


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no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                (d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (e) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(e)(i)(5)(a) and 4(e)(i)(5)(b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(e)(i)(5)(c) or 4(e)(i)(5)(d).

                                (6)     No Increased Conversion Price.
Notwithstanding any other provisions of this Section 4(e)(i), except to the limited extent provided for in Sections 4(e)(i)(5)(c) and 4(e)(i)(5)(d), no adjustment of the Conversion Price pursuant to this Section 4(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                        ii) Stock Split and Dividends. If the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(e)(i)(5).

                        iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion


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Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                f. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(e), then, in each such case for the purpose of this Section 4(f), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                g. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                h. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                i. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its shares of Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series A Preferred Stock at the time outstanding.


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                j.      No Reissuance of Series A Preferred Stock. Upon
conversion of all outstanding shares of Series A Preferred Stock pursuant to
Section 4, no shares of Series A Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be issued or reissued, and all authorized shares of Series A Preferred Stock shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue.

                k.      Notices. Any notices required by the provisions of this
Section 4 to be given to the holders of Series A Preferred Stock shall be deemed given three (3) days after deposit in the United States mail, postage prepaid and addressed to each holder of record at its address appearing on the books of the Corporation; except that notices given to an address outside of the United States and Canada shall be deemed given when sent by facsimile transmission with a confirming copy sent by commercial express delivery service.

        5. Protective Provisions. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of the holders of a majority in interest of the outstanding shares of Series A Preferred Stock:

                a. amend or repeal any provision of the Corporation's Certificate of Incorporation that would adversely alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock herein provided;

                b. authorize or issue shares of any class of stock with a preference or priority as to dividends or assets superior to or on a parity with the Series A Preferred Stock;

                c. pay or declare any dividend on any securities junior (with respect to distributions on liquidation) to the Series A Preferred Stock except for repurchases of securities pursuant to agreements providing for the right of repurchase between the Corporation and its current and former employees, directors, independent contractors or consultants; or

                d. authorize a merger or consolidation of the Corporation into or with any other corporation or corporations in which the stockholders of this Corporation shall own less than a majority of the voting securities of the surviving corporation, the sale of substantially all the assets of Corporation or recapitalization or reorganization of the Corporation.

        6. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Corporation's Bylaws so provide.


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SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH: Subject to Section C.5 of Article FOURTH, this Corporation reserves the right to amend or repeal any of the provisions contained in this Fourth Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this Corporation are granted subject to this reservation.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duties as a director. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. In addition, said Fourth Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of the Corporation in lieu of a meeting in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware."


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                IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this 1st day of October, 1999.

                                    JNI Corp.
                                    a Delaware corporation



                                    By:  /s/ Terry M. Flanagan
                                         ---------------------------------------
                                         Terry M. Flanagan, President


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                   CERTIFICATE OF CORRECTION FILED TO CORRECT
               A CERTAIN ERROR IN THE FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF JNI CORPORATION
            FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                               ON OCTOBER 1, 1999

JNI Corporation, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        1.      The name of the corporation is JNI Corporation.

        2. That a Fourth Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on October 1, 1999 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

        3. The inaccuracy or defect of said Certificate to be corrected is as follows: The Certificate erroneously stated the annual cash dividend rate and the liquidation preference on the Series A Preferred Stock.

        4. Article Fourth, Section B, of the Certificate is corrected to read as follows:

                B. Reverse Stock Split. At the effective time of this Certificate of Incorporation and without further action on the part of the Corporation or the holders of Common Stock and/or Preferred Stock, each one (1) share of Common Stock and/or Preferred Stock of the Corporation outstanding or held in treasury immediately prior thereto shall be changed and converted into seven tenths (.70) of a share of fully paid and nonassessable Common Stock and/or Preferred Stock, as applicable, of the Corporation, and at such time each holder of record of Common Stock and/or Preferred Stock, shall, without further action, be and become the holder of seven tenths (.70) of a share of Common Stock and/or Preferred Stock, as applicable, for each one (1) share of Common Stock and/or Preferred Stock held of record immediately prior thereto.

        5. Article FOURTH, Section D.1, of the Certificate is corrected to read as follows:

                A. Dividends. The holders of record of the Series A Preferred Stock shall be entitled to receive cash dividends at an annual rate of eleven cents ($0.11) per share, such dividends to be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. No dividends or other distributions shall be made with respect to Common Stock, until all dividends on the Series A Preferred Stock have been paid or set apart. The right to such dividends on Series A Preferred Stock shall not be cumulative; and no rights to such dividends shall accrue to holders of the Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any year. The holders of Series A Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors, independent contractors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons. After the holders of the Series A Preferred Stock have received their dividend preference as set forth above, any additional dividends or distributions declared by the Board of Directors out of funds legally available thereto shall be distributed among all holders of shares of Common Stock, together with holders of Series A Preferred Stock, pari passu, in proportion to the number of shares of Common Stock which would have been held by each such holder if all shares of Series A Preferred Stock were converted into shares of Common Stock at the then effective Conversion Price (as defined below).

        6. Article FOURTH, Section D.2.a.i), of the Certificate is corrected to read as follows:

                i) The holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, before any payment shall be made in respect of the Corporation's shares of Common Stock, an amount equal to $0.47 (the "Series A Liquidation Preference") for each share of Series A Preferred Stock then held, plus all declared and unpaid dividends thereon to the date fixed for distribution, as adjusted to reflect any stock splits, stock dividends, or other recapitalizations. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled as set forth above, the holders of the Series A Preferred Stock shall receive a proportionate percentage pro rata distribution of assets according to the amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of shares of Common Stock, together with the holders of Series A Preferred Stock, pari passu, in proportion to the number of shares of Common Stock which would have been held by each such holder if all shares of Series A Preferred Stock were converted into shares of Common Stock at the then effective Conversion Price.

        7. Article FOURTH, Section D.4.a., of the Certificate is corrected to read as follows:

                a. Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock of the Corporation, at the option of the holder thereof at any time after the date of issuance of such share, exercised by delivery of a written notice to the Secretary of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $0.47 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Upon the filing of this Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the "Conversion Price" per share of Series A Preferred Stock shall be $0.47. The Conversion Price per share shall be subject to adjustment as set forth in
Section 3(e).

        IN WITNESS WHEREOF, JNI Corporation, a Delaware corporation, has caused this Certificate to be signed by its duly authorized officer this 4th day of October, 1999.

                                        JNI Corporation

                                        By: /s/  Terry M. Flanagan
                                            ------------------------------------
                                            Terry M. Flanagan, President


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